Exhibit 99.1

ROBBINS UMEDA & FINK, LLP

BRIAN J. ROBBINS (190264)

MARC M. UMEDA (197847)

S. BENJAMIN ROZWOOD (181474)

DANIEL R. FORDE (248461)

610 West Ash Street, Suite 1800

San Diego, CA 92101

Telephone: (619)525-3990

Facsimile: (619)525-3991

THE WEISER LAW FIRM, P.C.

ROBERT WEISER

121 N. Wayne Avenue, Suite 100

Wayne, PA 19087

Telephone: (610) 225-2616

Facsimile: (610) 225-2678

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

CARL SULZBERGER, On Behalf of Himself	)	Case No.
and All Others Similarly Situated,	)
)
Plaintiff,	)	107CV - 085992

	)	CLASS ACTION
vs.	)
	)	COMPLAINT BASED UPON SELF-
AGILE SOFTWARE CORP.,	)	DEALING AND BREACH OF FIDUCIARY
KLAUS-DIETER LAIDIG,	)	DUTY
GARETH CHANG,	)
JAY B. FULCHER,	)
NANCY J. SCHOENDORF,	)
RONALD E.F. CODD,	)
BRYAN D. STOLLE,	)
PAUL WAHL and	)	BY FAX
DOES 1-25, inclusive,	)
)
Defendants.	)
)

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Plaintiff, by his attorneys, alleges as follows:

SUMMARY OF THE ACTION

1. This is a stockholder class action brought by plaintiff on behalf of the holders of Agile Software Corp. (“Agile” or the “Company”) common stock against Agile and its directors arising out of their attempts to provide certain Agile insiders and directors with preferential treatment in connection with their efforts to obtain shareholder approval of an agreement to sell Agile to Oracle Corp. (“Oracle”). In pursuing the unlawful plan to solicit shareholder approval of their proposed sale of Agile arising out of an unfair process, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. This action seeks equitable relief only.

2. On May 15, 2007, Agile announced it entered into a merger agreement with Oracle in a transaction valued at approximately $ 495 million (the “Proposed Acquisition”). Pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), holders of Agile common stock will receive $8.10 per share in cash for their shares.

3. Agile’s first quarter 2007 ended on April 30, 2007, and defendants know the positive results for this quarter. Rather than permitting the Company’s shares to trade freely and allowing its public shareholders to reap the benefits of the Company’s prospects, however, defendants acted quickly for their own benefit and the benefit of Oracle, and to the detriment of the Company’s public shareholders. Defendants rushed to announce the Proposed Acquisition at $8.10 per share, prior to announcing the financial results for the fourth quarter 2007, effectively placing a cap on the Company’s stock price and thus ensuring that they and Oracle, rather than the Company’s public shareholders, will be the beneficiaries of the Company’s future prospects.

4. The Proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Agile to Oracle, and Oracle only, on terms preferential to Oracle and detrimental to plaintiff and the other public stockholders of Agile. Immediate judicial intervention is warranted here to avoid irreparable harm to the Company’s shareholders. Plaintiff, on behalf of all others similarly situated, seeks only to level the playing field and to ensure that if shareholders are to

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

be ultimately stripped of their respective equity interests through the Proposed Acquisition, that the sale of Agile is conducted in a manner that is not improper, unfair and unlawful. Plaintiff seeks to enjoin the Proposed Acquisition.

JURISDICTION AND VENUE

5. This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution. Article VI, §10, because this case is a cause not given by statute to other trial courts. This Court has jurisdiction over the defendants because they conduct business in this County. In addition, certain of the individuals named as defendants are residents and citizens of California. This action is not removable.

6. Venue is proper is this Court because the conduct at issue took place and had an effect in this County.

PARTIES

7. Plaintiff, Carl Sulzberger, is, and at all times relevant hereto was, a shareholder of Agile.

8. Defendant Agile is a Delaware corporation with its principal place of business located at 6373 San Ignacio Avenue, San Jose, California 95119.

9. Defendant Klaus-Dieter Laidig (“Laidig”) is and at all times relevant hereto has served as a director of Agile. Laidig currently serves as Chairman of the Supervisory Board of Directors of Heiler Software AG, an enterprise software company publicly listed in Germany. He also is a director of Aldata Solution Oyi, a supply chain and retail management software and smart card systems company publicly listed in Finland.

10. Defendant Gareth Chang (“Chang”) is and at all times relevant hereto has served as a director of the Company. Chang is Chairman and Managing Partner of GC3& Associates International, a privately-held management consulting and private investment firm.

11. Defendant Jay B. Fulcher (“Fulcher”) is and at all times relevant hereto has served as Agile’s Chief Executive Officer and President. Fulcher was elected to the Board of Agile in January 2006. Fulcher served as the Company’s President and Chief Operating Officer from October 2002 through April 30, 2006.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

12. Defendant Nancy J. Schoendorf (“Schoendorf’) is and has been a director of Agile since 1995. Schoendorf is Managing Partner of Mohr, Davidow Ventures, a venture capital firm.

13. Defendant Ronald E.F. Codd (“Codd”) is and at all times relevant hereto has served as a director of the Company.

14. Defendant Bryan D. Stolle (“Stolle”) is a co-founder of Agile and has served as Chairman of the Board of Directors since the Company’s inception in 1995. In addition, Stolle served as President of Agile until 2002 and as Chief Executive Officer until April 30, 2006.

15. Defendant Paul Wahl (“ Wahl”) is and at all times relevant hereto as been a director of Agile.

16. The defendants named above in ¶¶9-l 5 are sometimes collectively referred to herein as the “Individual Defendants.”

17. The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants’ true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Company as a result of defendants’ wanton and illegal conduct.

DEFENDANTS’ FIDUCIARY DUTIES

18. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; or (ii) a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) will discourages, inhibits or deters alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties;

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

(d) will otherwise adversely affect their duty to secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e) will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

19. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Agile, are obligated to refrain from:

(a) participating in any transaction where the directors’ or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

20. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition, violated the fiduciary duties owed to plaintiff and the other public shareholders of Agile, including their duties of loyalty, good faith, candor, due care and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by plaintiff or other public stockholders of Agile. As a result of the Individual Defendants’ self- dealing and divided loyalties, neither plaintiff nor other public stockholders of Agile will receive adequate or fair value for their Agile common stock in the Proposed Acquisition.

21. Because the Individual Defendants have breached their duties of due care, loyalty and good faith in connection with the Proposed Acquisition, the burden of proving the inherent or entire fairness of the Proposed Acquisition, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

22. Plaintiff brings this action individually and as a class action on behalf of all holders of Agile stock who are being and will be harmed by defendants’ actions described below (the “Class”).

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Excluded from the Class are defendants herein and any person, firm, trust, corporation, of other entity related to or affiliated with any defendant.

23. This action is properly maintainable as class action.

24. The Class is so numerous that joinder of all members is impracticable. According to Agile Securities and Exchange Commission (“SEC”) filings, there are more than 59 million shares of Agile common stock outstanding as of April 27, 2007.

25. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia the following.

(a) whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and other members of the Class in connection with the Proposed Acquisition;

(b) whether the Individual Defendants are engaging in self-dealing in connection with the Proposal Acquisition;

(c) whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Agile;

(d) whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Proposed Acquisition, including the duties of good, faith, diligence, honesty and fair dealing;

(e) whether defendants, un bad faith and four improper motives, have impeded or created barriers to discourage other offers for the Company or its assets; and

(f) whether plaintiff and the other members of the Class would suffer irreparable injury unless defendant’s conduct is enjoined.

26. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff does not have any interest adverse to the Class.

27. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

28. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

29. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

30. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

FACTUAL ALLEGATIONS

31. On March 19, 2007, Agile filed with the SEC a Form 8-K, attaching a press release titled “Agile Reports Third Quarter Results; Agile Announce Non-GAAP Profit.” The press release stated, in pertinent part, as follows:

“We were pleased with our results in Q3, yet we remain intensely focused on driving more top line revenue going forward,” said Jay Fulcher, Agile president and CEO. “In Q3, we again set new company records for revenues in our small and medium enterprise business. We also had several strategic customer wins that confirm our PLM leadership in the high tech and electronics vertical, with particular momentum in the semiconductor industry. The adoption of our Agile 9.2 release continues to go very well, and we expect that the launch of our next major release in Q4, Agile 9.2.2, will likely help us drive more revenue from our installed base in subsequent quarters.”

*  *  *

Agile continues to gain momentum across its key industries, including electronics and high tech, life sciences and consumer products. Organizations that purchased new or additional licenses in the third quarter include ADVA AG Optical Networking, Advantech, Alcatel, Altera Corporation, Avail Medical Products, Ball Aerospace, Brocade Communication Systems, Cisco Systems, Form Factor, Freescale Semiconductor, GlaxoSmithKline, GN Netcom, Haemonetics, Heidenhain, International Flavors and Fragrances, Nvidia, Parata Systems, SanDisk, Scientific Atlanta, Sprint PCS, UEC Technologies and Universal Avionics.

*  *  *

Agile continued to see strong adoption of its Agile 9.2 product line in the quarter, announcing Agile 9.2 deployments at contact lens manufacturer

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

CooperVision, quality measurement systems manufacturer Instron, and semiconductor solutions leader Micron. Agile continued to gain particular traction in the semiconductor vertical in the quarter, winning a strategic selection at Freescale Semiconductor, which selected Agile as their global product data management solution, and announcing that Spansion selected Agile to streamline supply chain collaboration across their global enterprise. Agile also announced that Numico, an industry leader in baby food and clinical nutrition, had selected the Agile Prodika food & beverage solution to streamline its product processes.

Over the course of the quarter, Agile held its regional AGILITY seminar series in Taipei, Taiwan, Shanghai, China, Tokyo, Japan and Paris, France. The multi-country tour attracted hundreds of attendees and featured presentations from PLM industry leaders, Agile partners, and Agile customers, including Arima Communications, Foxlink, Funai Electric Co., Ltd., and SI Solutions Co., Ltd. Agile also held a customer summit in San Jose, which focused on the company’s strategy for its Agile e6 product line.

Agile was included in the Software 500 for the fourth consecutive year. Each year, Software Magazine ranks the world’s foremost software and service providers, published as an online catalog on www.softwaremag.com. Agile was also named First Runner-Up for the APICS Innovation Award of Excellence by APICS, The Association for Operations Management. APICS, a global leader and premier source of the body of knowledge in operations management, recognized Agile, the only PLM vendor included, as a result of its success in helping small to medium sized enterprises accelerate innovation, reduce costs, drive profits and ensure regulatory compliance throughout the product lifecycle.

32. On May 16, 2007, Agile issued a press released titled “Oracle to Buy Product Lifecycle Management Leader Agile Software; Agile Reports Preliminary Fourth Quarter Fiscal 2007 Financial Results.” The press release stated in pertinent part as follows:

Agile Software Corporation, a leading provider of product lifecycle management solutions (PLM), today announced a definitive agreement for Oracle to acquire Agile through a cash merger for $8.10 per share, or approximately $495 million.

The acquisition of Agile will establish the leading best-in-class, integrated, enterprise PLM solution in the industry. Agile’s enterprise class product lifecycle management (PLM) solutions helps companies across multiple industries drive profits, accelerate innovation, improve quality, enable globalization and ensure regulatory compliance throughout the product lifecycle. Agile is also a global leader in collaborative visualization solutions for the A/E/C, engineering, manufacturing and electronics industries.

“With over 1,250 PLM customers and over 10,000 visualization customers globally, Agile has a proven track record of rapid, successful implementations, integrated across a wide range of ERP and CAD systems,” said Agile CEO Jay

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Fulcher. “By becoming part of Oracle we can bring Agile’s solutions to a wider audience and accelerate the advance of Enterprise PLM.”

“Profitable product innovation is critical to product-based industries, making PLM one of the fastest growing application segments,” said Oracle President Charles Phillips. “The addition of Agile, which will serve as the foundation of our PLM offering, will further Oracle’s strategy of delivering industry-specific enterprise applications and allows us to offer yet another strategic application to SAP customers.”

33. In addition, defendants reported preliminary financial results for the fourth quarter 2007, as follows:

Agile reported preliminary results for the fourth quarter of fiscal 2007, with total revenues expected to be in the range of $37.0 million to $38.0 million. Total revenues increased approximately 12% over the same period last year and approximately 13% over the third quarter of fiscal 2007. License revenues are expected to be in the range of $1 4.0 million to $15.0 million and service revenues in the range of $22.0 million to $23.0 million.

Agile expects non-GAAP net income for the fourth quarter of fiscal 2007 (which excludes amortization of intangibles, stock compensation and investigation costs) to be in the range of $0.04 to $0.06 per share. On a generally accepted accounting principles (GAAP) basis, Agile expects net loss to be in the range of ($.04) to ($.06) per share. Agile expects fiscal 2007 revenues to be in the range of $133.7 million to $134.7 million, or approximately $2.0 million higher than fiscal 2006. Fiscal 2007 non-GAAP net income is expected to be in the range of $0.07 to $0.09 per share, or $0.11 to $0.13 higher than the results of fiscal 2006.

34. Rather than permitting the Company’s shares to trade freely and allowing its public shareholders to reap the benefits of the Company’s prospects, defendants acted for their own benefit and the benefit of Oracle, and to the detriment of the Company’s public shareholders by timing the announcement of the Proposed Acquisition. Defendants rushed to announce the Proposed Acquisition at $8.10 per share prior to announcing the Company’s financial results for the fourth quarter ended April 30, 2007, effectively placing a cap on the Company’s stock price and thus ensuring that they and Oracle, rather than the Company’s public shareholders, will be the beneficiaries of the Company’s future prospects.

35. Commenting on the Proposed Acquisition, The Wall Street Journal stated in an article dated May 16, 2007 that “Agile is a company that upper management at Oracle knows well,” since

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Charles Phillips, Oracle’s co-president was a Wall Street analyst covering Agile in its early days as a public company.

36. The Merger Agreement provides that a termination fee of up to $21.4 million must be paid to Oracle by Agile if the Company determines to pursue a potentially superior offer or if the Board withholds, fails to make or modifies its recommendation that the stockholders vote for approval and adoption of the Merger Agreement. Such an amount is wholly disproportional and unreasonable as it constitutes over 4% of the consideration Oracle has agreed to pay per share of common stock for Agile.

37. The terms of the Merger Agreement restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which Agile’s Board of Directors may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective fiduciary out under the circumstances of the case, including the fact that the so-called fiduciary out provisions of the Merger Agreement would impose a financial penalty on Agile if the Board were to decide that the exercise of its fiduciary duties required the Board to refrain from recommending the Proposed Acquisition to Agile’s shareholders.

38. Section 6.03 of the Merger Agreement provides that defendants must notify Oracle “promptly (but in no event later than 24 hours)” if it receives an unsolicited offer for the Company, and must provide Oracle with details, including the material terms and conditions of the proposal and the identity of any person making such proposal. Defendants have agreed to keep Oracle informed of the status of discussions with third parties and to notify Oracle promptly if the Board determines that a third party has made a proposal that is superior to the Proposed Acquisition.

39. In other words, the Merger Agreement gives Oracle access to any rival bidder’s information and allows Oracle a free right to top any superior offer. Accordingly, no rival bidder is likely to emerge and act as a stalking horse for Oracle because the Merger Agreement unfairly assures that any “auction” will favor Oracle.

40. Section 1.01 of the Merger Agreement defines a superior proposal as:

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

any binding bona fide, unsolicited written Acquisition Proposal which did not result from a breach of Section 6.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all of the terms and conditions of such Acquisition Proposal and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions, timing to completion and conditions to consummation, (i) is more favorable from a financial point of view to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement in response to such Superior Proposal pursuant to and in accordance with Section 10.01 (d)(i)), and (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party).

41. Thus, it is extremely unlikely that any superior proposal will materialize to the detriment of all Agile public shareholders.

42. In addition, Section 6.02 of the Merger Agreement provides as follows:

Section 6.02 Stockholder Meeting; Board Recommendation; Proxy Material.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Subject to Section 6.03(b), the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred, or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

(b) Except to the extent expressly permitted by Section 6.03 (b): (i) the Board of Directors of the Company (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholders’ Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation.

43. Thus, defendants are legally obligated under the terms of the Merger Agreement to go forward with a vote on the Proposed Acquisition even if they change their recommendation.

44. Other provisions of the Merger Agreement farther demonstrate that defendants patently breached their fiduciary duties and unfairly locked up the deal in favor of Oracle. The Merger Agreement provides that, if the Board withdraws its recommendation of the Merger, it must provide five business days notice to Oracle of its intention to do so, and Oracle will have five business days to top the superior offer.

45. Agile recently ran into accounting trouble because the value of some employee stock options had been misstated for years, thus subjecting defendants to liability in connection with that accounting. The Company absorbed $69.6 million in expenses to correct the problem, raising its combined losses to more than $140 million since April 2001. However, the Merger Agreement provides that Oracle will indemnify the Individual Defendants for six years following consummation of the Proposed Acquisition, thus shielding the Individual Defendants from any liability in connection with those accounting difficulties.

SELF-DEALLNG

46. In pursuing the unlawful plan to use the Company sale as a ruse to purchase indemnity agreements, each of the defendants violated and so continues to violate applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing.

47. The Individual Defendants must, as their fiduciary obligations require:

•	rescind the acceleration of vesting terms of defendants’ stock option grants which trigger upon the sale of the Company, which is being orchestrated in exchange for the indemnity agreements; and

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

•

act independently so that the interests of Agile’s public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of truly independent directors who will agree to refrain from incorporating indemnity agreements in negotiations.

48. The Individual Defendants have approved the Proposed Acquisition so that it transfers 100% of Agile’s revenues and profits to Oracle, thus all of the Company’s operations will now accrue to the benefit of Oracle.

CAUSE OF ACTION

Claim for Breach of Fiduciary Duties

49. Plaintiff repeats and realleges each allegation above as if fully set forth herein.

50. The defendants have violated fiduciary duties of care, loyalty, candor and independence owed under applicable law to the public shareholders of Agile and have acted to put their personal interests ahead of the interests of Agile’s shareholders.

51. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiff and other members of the Class.

52. The Individual Defendants have violated and continue to violate their fiduciary duties by attempting to enter Agile into a merger contract without regard to the effect of the proposed transaction on Agile’s shareholders. Defendant Agile directly breached and/or aided and abetted the other defendants’ breaches of fiduciary duties owed to plaintiff and the other holders of Agile stock.

53. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Agile because, among other reasons:

(a) they failed to properly value Agile and its various assets and operations; and

(b) they ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Proposed Acquisition.

54. Because the Individual Defendants dominate and control the business and corporate affairs of Agile, and are in possession of private corporate information concerning Agile’s assets, business and future prospects and the costs of their own liability, there exists an imbalance and

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

disparity of knowledge and economic power between them and the public shareholders of Agile which makes it inherently unfair for them to pursue and recommend any proposed transaction wherein they will reap disproportionate benefits, which will absolve them of their liabilities, to the detriment of holders.

55. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

56. As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury as a result of defendants’ self-dealing.

57. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the Proposed Acquisition which will exclude the Class from its fair share of Agile’s valuable assets and operations, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class.

58. Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

59. Unless the Proposed Acquisition is enjoined by the Court, and defendants are compelled to conduct a fair sales process and supply to Agile’s shareholders sufficient information to enable them to cast informed votes on the Proposed Acquisition, defendants will continue to breach the fiduciary duties they owe to plaintiff and the members of the Class and the members of the Class will continue to suffer irreparable harm.

60. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

A. WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in plaintiff’s favor and in favor of the Class and against defendants as follows:

B. Declaring that this action is properly maintainable as a class action;

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

C. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

D. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a fair sales process;

E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Agile’s shareholders;

F. Rescinding, to the extent already implemented, the Proposed Acquisition or any of the terms thereof;

G. Imposing a constructive trust, in favor of plaintiff and members of the Class, upon any benefits improperly received by defendants as a result of their wrongful conduct;

H. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

I. Granting such other and further equitable relief as this Court may deem just and proper.

DATED: May 16, 2007	ROBBINS UMEDA & FINK, LLP BRIAN J. ROBBINS MARC M. UMEDA S. BENJAMIN ROZWOOD DANIEL R. FORDE

/s/ BRIAN J. ROBBINS
BRIAN J. ROBBINS

610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3991

THE WEISER LAW FIRM, P.C. ROBERT WEISER 121 N. Wayne Avenue, Suite 100 Wayne, PA 19087 Telephone: (610) 225-2616 Facsimile: (610) 225-2678

Attorneys for Plaintiff

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY